Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated February 8, 2008, on our audits of the consolidated financial statements of First Merchants Corporation and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Merchants Corporation for the year ended December 31, 2007. We also consent to the references to our firm under the caption “Experts.”

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana

November 4, 2008